EXHIBIT 99.1

QUIPP

Quipp, Inc., 4800 N.W. 157th Street, Miami, FL   33014-6434    Phone (305) 623-8700    Fax (305) 623-0980

August 11, 2005

John D. Lori, Managing Member

JDL Partners L.P.

106 Seventh Street, Suite 202

Garden City, NY

11530

Dear Mr. Lori:

The Board of Directors of Quipp, Inc. has considered your letter to me of July 25, 2005.

As you most likely know by now, the Company has acquired Newstec, Inc., an inserter manufacturer. We previously have announced publicly that we were seeking acquisition candidates that could enhance our position in the post-press market, but only if we believe acquisition of the candidate will contribute to shareholder value. It is our opinion that Newstec fits within this profile and, therefore, we determined to complete the acquisition, which was effected following several months of negotiation.

We continue to believe that Quipp should pursue acquisition candidates in the post-press market or in a complementary market that will provide some reasonable market diversification. Accordingly, and considering, among other factors, the increased scope of Quipp’s operations resulting from the Newstec acquisition, the Board of Directors has determined to give no further consideration to the offer contained in your July 25, 2005 letter.

Thank you for your continued interest in Quipp.

Sincerely,

/s/  CRISTINA H. KEPNER

Cristina H. Kepner

Chairman of the Board